SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
              UNDER THE SECURITIES EXCHANGE ACT OF 1934 (the "Act")


                         Rochester Medical Corporation
                  ------------------------------------------
                                 (Name of Issuer)

                     Common Stock, no par value per share
                  ------------------------------------------
                         (Title of Class and Securities)

                                  771497-10-4
                  ------------------------------------------
                                 (CUSIP Number)




                                 Schedule 13G

       CUSIP # 771497-10-4
      ----------------------------------------------------------------------
      (1)  NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Vector Securities International, Inc.
                36-3565040
      ----------------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  ( )
      ----------------------------------------------------------------------
      (3)  SEC USE ONLY

      ----------------------------------------------------------------------
      (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
      ----------------------------------------------------------------------
                                      (5)  SOLE VOTING POWER
            NUMBER OF                         0
             SHARES                   --------------------------------------
          BENEFICIALLY                (6)  SHARED VOTING POWER
            OWNED BY                          551,534
              EACH                    --------------------------------------
            REPORTING                 (7)  SOLE DISPOSITIVE POWER
             PERSON                           0
              WITH                    --------------------------------------
                                      (8)  SHARED DISPOSITIVE POWER
                                              551,534
      ----------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                551,534
      ----------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
           SHARES*                                      (  )

      ----------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                10.5%  (See response to Item 4).
      ----------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON*
                BD
      ----------------------------------------------------------------------



      ----------------------------------------------------------------------
      (1)  NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                D. Theodore Berghorst
      ----------------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  ( )
      ----------------------------------------------------------------------
      (3)  SEC USE ONLY

      ----------------------------------------------------------------------
      (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States Citizen
      ----------------------------------------------------------------------
                                      (5)  SOLE VOTING POWER
            NUMBER OF                         0
             SHARES                 ________________________________________
          BENEFICIALLY                (6)  SHARED VOTING POWER
            OWNED BY                          551,534
              EACH                  ________________________________________
            REPORTING                 (7)  SOLE DISPOSITIVE POWER
             PERSON                           0
              WITH                  ________________________________________
                                      (8)  SHARED DISPOSITIVE POWER
                                              551,534
      ----------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                551,534
      ----------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
           SHARES*                                      (  )

      ----------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                10.5%  (See response to Item 4).
      ----------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON*
                IN
      ----------------------------------------------------------------------




      Item 1(a).     Name of Issuer:

                     Rochester Medical Corporation

      Item 1(b).     Address of Issuer's Principal Executive Offices:

                     One Rochester Medical Drive
                     Stewartville, Minnesota  55976

      Item 2(a).     Name of Persons Filing:
      Item 2(b).     Address of Principal Business Office or, if None,
                     Residence:
      Item 2(c).     Citizenship:

                          This Statement is filed by the following persons (the "Reporting Persons"):

                               Vector Securities International, Inc.
                               1751 Lake Cook Road
                               Deerfield, IL 60015
                               (Delaware Corporation)

                               D. Theodore Berghorst
                               Chairman and Chief Executive
                                 Officer
                               Vector Securities International, Inc.
                               1751 Lake Cook Road
                               Deerfield, IL 60015
                               (United States Citizen)

      Item 2(d).     Title of Class of Securities:

                     Common Stock, no par value per share ("Common
                     Stock")

      Item 2(e).     CUSIP Number:

                     771497-10-4

      Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                     (a)  [X]  Broker or dealer registered under Section
                               15 of the Act,

                               Vector Securities International, Inc.

                     (b)  [ ]  Bank as defined in Section 3(a)(6) of the
                               Act,

                     (c)  [ ]  Insurance Company as defined in Section
                               3(a)(19) of the Act,

                     (d)  [ ]  Investment Company registered under
                               Section 8 of the Investment Company Act,

                     (e)  [ ]  Investment Adviser registered under
                               Section 203 of the Investment Advisers Act of 1940,

                     (f)  [ ]  Employee Benefit Plan, Pension Fund which
                               is subject to the provisions of the Employee
                               Retirement Income Security Act of 1974 or
                               Endowment Fund; see Rule 13d-1(b)(1)(ii)(F),

                     (g)  [x]  Parent Holding Company, in accordance
                               with Rule 13d-1(b)(1)(ii)(G); see Item 7,

                                   Mr. Berghorst, Chairman and Chief
                                   Executive Officer of Vector Securities
                                   International, Inc. (individual who may
                                   be deemed to control Vector Securities
                                   International, Inc.)

                     (h)  [ ]  Group, in accordance with Rule
                               13d-1(b)(1)(ii)(H).

      Item 4.        Ownership.

                     As of December 31, 1997, the Reporting Persons beneficially owned in the aggregate more than five percent of the outstanding Common Stock as follows:

                     Vector Securities International, Inc.

                     (a)  Amount beneficially owned:  551,534

                     (b)  Percent of class:  10.5%*

  ----------------
       * Percentages based on 5,261,500 shares of the Issuer's Common Stock outstanding as of December 23, 1997, according to the Issuer's report on Form 10-K for the fiscal year ended September 30, 1997.


                     (c)  Number of shares as to which such person has:

                          (i)   Sole power to vote or to direct the
                                vote:   0

                          (ii)  Shared power to vote or to direct the
                                vote:   551,534

                          (iii) Sole power to dispose or to direct the
                                disposition of:  0

                          (iv)  Shared power to dispose or to direct
                                the disposition of:  551,534

                     D. Theodore Berghorst

                     (a)  Amount beneficially owned:  551,534

                     (b)  Percent of class:  10.5%

                     (c)  Number of shares as to which such person has:

                          (i)   Sole power to vote or to direct the
                                vote:   0

                          (ii)  Shared power to vote or to direct the
                                vote:   551,534

                          (iii) Sole power to dispose or to direct the
                                disposition of:  0

                          (iv)  Shared power to dispose or to direct
                                the disposition of:  551,534

    Item 5.        Ownership of Five Percent or Less of a Class.

                     N/A

      Item 6.        Ownership of More than Five Percent on Behalf of
                     Another Person.

                     N/A

      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                     See Item 3a. No common stock is held directly by Mr. Berghorst, an individual who may be deemed to control Vector Securities International, Inc.

      Item 8.        Identification and Classification of Members of the
                     Group.

                     N/A

      Item 9.        Notice of Dissolution of Group.

                     N/A

      Item 10.       Certification.

                     "By signing below the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were acquired in the ordinary course of its over-the-counter market-making business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."



                               SIGNATURE

      After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


 Date:  February 13, 1998


                                VECTOR SECURITIES INTERNATIONAL, INC.

                                By: /s/ D. Theodore Berghorst
                                    ---------------------------------
                                    Name:  D. Theodore Berghorst
                                    Title: Chief Executive Officer


                                    D. THEODORE BERGHORST

                                    /s/ D. Theodore Berghorst
                                    ---------------------------------









                                EXHIBIT A


          The undersigned persons hereby agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Rochester Medical Corporation on December 31, 1997.


                                VECTOR SECURITIES INTERNATIONAL, INC.


                                By: /s/ D. Theodore Berghorst
                                    ---------------------------------
                                    Name:  D. Theodore Berghorst
                                    Title: Chief Executive Officer


                                    D. THEODORE BERGHORST

                                    /s/ D. Theodore Berghorst
                                    ---------------------------------